EXHIBIT 10.1

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT is made this 20th day of March by and among Coastal Banking Company, Inc. (the “Company”), CBC National Bank (formerly known as and currently doing business as First National Bank of Nassau County), a national banking association (the “Bank”) (the Company and the Bank are collectively referred to herein as the “Employer”), and Michael G. Sanchez (the “Executive”).

RECITALS:

The Employer and the Executive previously entered into an amended and restated employment agreement, effective as of December 31, 2008 (the “Employment Agreement”). The Employer and the Executive now desire to amend the Employment Agreement to revise those severance provisions applicable in the event of a change in control.

In consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend the Employment Agreement, effective as of December 31, 2008, by deleting Section 5(j) in its entirety and by substituting therefor the following:

“j.

The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Code Section 280G(b) and any regulations thereunder. In the event that the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein and other arrangements among the parties constitute “excess parachute payments,” then the Executive’s compensation payable hereunder shall be decreased, so as to equal an amount that is $1.00 less than three times the Executive’s ‘base amount,’ as that term is defined in Code Section 280G(b), but only if (i) the net amount of such payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments) is greater than or equal to (ii) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and the amount of excise tax under Code Section 4999 to which the Executive would be subject in respect of such unreduced payments). In the event the payments are required to be reduced pursuant to this Section, the payments which are non-cash shall first be reduced, followed, if necessary, by the payments which are cash, in each case beginning with the last payments in time.”

Except as specifically amended hereby, the Employment Agreement will remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Employer has caused this First Amendment to be executed by its officers thereunto duly authorized, and the Executive has signed and sealed this Employment Agreement, effective as of the date first above written.

EMPLOYER

COASTAL BANKING COMPANY, INC.

By:	/s/ Suellen Rodeffer Garner
Name:	Suellen Rodeffer Garner
Title:	Chairman

CBC NATIONAL BANK

By:	/s/ Suellen Rodeffer Garner
Name:	Suellen Rodeffer Garner
Title:	Chairman

EXECUTIVE

/s/ Michael G. Sanchez
Name:	Michael G. Sanchez